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                                                                    EXHIBIT 99.1

For Further Information Contact:
Douglas W. Dougherty
Chief Financial Officer
(317) 594-2627

For Immediate Release:


            MARSH SUPERMARKETS ANNOUNCES AGREEMENT TO BE ACQUIRED BY
                      AN AFFILIATE OF SUN CAPITAL PARTNERS

INDIANAPOLIS, IN (May 3, 2006) -- Marsh Supermarkets, Inc. (Nasdaq: MARSA and MARSB) ("Marsh"), today announced the signing of the definitive merger agreement to be acquired by MSH Supermarkets Holding Corp., an affiliate of Sun Capital Partners, Inc. ("Sun Capital"), in an all cash transaction for $11.125 per share. The transaction has no financing contingency.

The Company's Board of Directors approved the transaction upon the recommendation of the Special Committee of disinterested and independent directors. Merrill Lynch & Co. served as financial advisor to the Company, and both Merrill Lynch and Peter J. Solomon Company provided the Company's Board of Directors with a fairness opinion. The transaction is expected to close in the third quarter of calendar 2006, subject to customary closing conditions, approval of the Company's shareholders, and regulatory approvals.

Don E. Marsh, Chairman of the Board and Chief Executive Officer of Marsh Supermarkets, Inc., commented, "We have conducted a thorough process of analyzing strategic alternatives and are pleased to move forward with an affiliate of Sun Capital Partners. Sun Capital's financial resources and deep retail operating experience will give Marsh the support we need to compete, grow, and further enhance our business in a changing market."

Gary M. Talarico, Managing Director of Sun Capital Partners, Inc. commented, "We are very pleased to have executed the definitive merger agreement with Marsh Supermarkets and look forward to closing the transaction as quickly as possible. We see tremendous potential in this 75-year franchise and intend to build upon Marsh's significant market share in the communities in which it serves. We also look forward to working with the management team and employees of the Company to continue to deliver excellent value to the Marsh customers."

ABOUT MARSH SUPERMARKETS, INC.

The Company is a leading regional chain, operating 69 Marsh(R) supermarkets, 38 LoBill(R) Foods stores, eight O'Malia(R) Food Markets, 154 Village Pantry(R) convenience stores, and two Arthur's Fresh Market(R) stores in Indiana, Illinois, and western Ohio. The Company also operates Crystal Food Services
(sm), which provides upscale catering, cafeteria management, office coffee, coffee roasting, vending, and concessions, and restaurant management and Primo Banquet Catering and Conference Centers, Floral Fashions(R), McNamara Florist(R),and Enflora(R) -- Flowers for Business.

ABOUT SUN CAPITAL PARTNERS, INC.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and

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managed more than 115 companies worldwide with combined sales in excess of $30.0 billion since Sun Capital's inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, New York, London, and Shenzhen.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company's control. The forward-looking statements and the Company's future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding closing of the proposed transaction with Sun Capital; the entry of new or remodeled competitive stores into the Company's market areas; the level of discounting and promotional spending by competitors; the Company's ability to improve comparable store sales; the level of margins achievable in the Company's operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company's ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company's new and remodeled stores; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company's ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

WHERE TO FIND ADDITIONAL INFORMATION

The Company plans to file with the Securities and Exchange Commission (the "SEC") and mail to its shareholders a Proxy Statement in connection with the proposed transaction. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The Proxy Statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company's Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2628.

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PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information regarding the Company's directors and executive officers is contained in the Company's proxy statement relating to its 2005 annual meeting of shareholders, which was filed with the SEC on June 23, 2005. Additional information regarding the interests of participants in the solicitation will be set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.